EXHIBIT 99.1

Technical Communications Corporation Reports Results for the Fiscal Six Months and Quarter Ended March 24, 2012 and Announces Dividend

CONCORD, Mass., May 8, 2012 (GLOBE NEWSWIRE) -- Technical Communications Corporation (Nasdaq:TCCO), today announced its results for the three and six months ended March 24, 2012. For the second quarter of the Company's 2012 fiscal year, the Company reported a net loss of ($366,000), or ($0.20) per share, on revenue of $1,617,000, as compared to net income of $515,000, or $0.28 per share, on revenue of $3,107,000 for the quarter ended March 26, 2011. For the six months ended March 24, 2012, the Company reported net income of $563,000, or $0.31 per share, on revenue of $6,057,000, as compared to net income of $1,014,000, or $0.56 per share, on revenue of $5,842,000 for the six months ended March 26, 2011.

Technical Communications Corporation today also announced that its Board of Directors has declared a dividend of $0.10 per share of common stock outstanding. The dividend is payable in cash on June 15, 2012 to all shareholders of record on June 1, 2012.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC, said, "The lower than expected revenue for the second quarter was caused by delays in the award of certain international contracts, which delays could continue through the third and fourth quarters of fiscal 2012. We expect these contracts to be awarded, but the timing is uncertain. The backlog at the end of the second quarter was $1,941,000."

Mr. Guild continued, "TCC remains committed to its plans for internal product development, including the advancement of its network security product lines with new systems for the SONET/SDH and IP protocols. Initial customer testing of our 72B optical encryptor was successfully completed in the second quarter, and extensive field testing is expected to be conducted later in 2012. Initial deliveries of our new multi-speed, rate configurable IP encryptor are expected to begin in October 2012.

For the radio encryption product line, TCC expects to announce before fiscal year-end the introduction of a pocket-sized encryptor intended for first responder and military field use. This battery powered encryptor is designed to interface with any radio and provide interoperable secure communications at an attractive price. The product is expected to have variants tailored to meet the needs of the military, law enforcement and commercial markets."

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 115 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended December 24, 2011 and its Annual Report on Form 10-K for the fiscal year ended September 24, 2011.

Technical Communications Corporation

Condensed consolidated income statements

	Three Months Ended (Unaudited)
	3/24/2012	3/26/2011
Net sales	$ 1,617,000	3,107,000
Gross profit	1,334,000	2,627,000
S, G & A expense	749,000	724,000
Product development costs	878,000	961,000
Operating (loss) income	(293,000)	943,000
Provision for income taxes	76,000	428,000
Net (loss) income	(366,000)	515,000
Net (loss) income per share:
Basic	($ 0.20)	$ 0.28
Diluted	($ 0.20)	$ 0.27

	Six Months Ended (Unaudited)
	3/24/2012	3/26/2011
Net sales	$ 6,057,000	$ 5,842,000
Gross profit	4,639,000	4,682,000
S, G & A expense	1,737,000	1,399,000
Product development costs	1,949,000	1,857,000
Operating income	953,000	1,426,000
Provision for income taxes	393,000	414,000
Net income	563,000	1,014,000
Net income per share:
Basic	$ 0.31	$ 0.56
Diluted	$ 0.30	$ 0.54

Condensed consolidated balance sheets

	3/24/2012	9/24/2011
	(Unaudited)	(derived from audited financial statements)
Cash and marketable securities	$ 10,765,000	$ 9,232,000
Accounts receivable, net	248,000	867,000
Inventory	2,575,000	3,279,000
Deferred income taxes	499,000	499,000
Other current assets	163,000	489,000
Total current assets	14,250,000	14,366,000
Property and equipment, net	496,000	477,000
Total assets	$ 14,746,000	$ 14,843,000

Accounts payable	193,000	313,000
Accrued expenses and other current liabilities	820,000	1,097,000
Total current liabilities	1,013,000	1,410,000
Total stockholders' equity	13,733,000	13,433,000
Total liabilities and stockholders' equity	$ 14,746,000	$ 14,843,000
CONTACT: Michael P. Malone
         Chief Financial Officer
         (978) 287-5100
         www.tccsecure.com